Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-194256 and 333-196437

Free Writing Prospectus dated June 11, 2014

Fantex, Inc.

On June 5, 2014, an article attached hereto as Annex A, was published online by ESPN.com (the “Article”) concerning Fantex, Inc. (referred to in this filing as “we,” “us” or the “Company”). The Article references the initial public offering of the Fantex Series Vernon Davis Convertible Tracking Stock (“Fantex Series Vernon Davis”) of Fantex, Inc. (the “Vernon Davis Offering”), which offering is covered by the Registration Statement on Form S-1 (File No. 333-192476), and was completed as of April 28, 2014. The Company has also filed registration statements on Form S-1 for the initial public offerings of Fantex Series EJ Manuel Convertible Tracking Stock (“Fantex Series EJ Manuel”) and the Fantex Series Mohamed Sanu Convertible Tracking Stock (“Fantex Series Mohamed Sanu”) of Fantex, Inc. (the “EJ Manuel Offering” and the “Mohamed Sanu Offering” respectively, and together with the Vernon Davis Offering, the “Offerings”), which Offerings are covered by the Registration Statements on Form S-1 (File Nos. 333-194256 and 333-196437, respectively), as amended (the “EJ Manuel Registration Statement” and the “Mohamed Sanu Registration Statement” respectively, and collectively the “Registration Statements”), that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended. The Article references the Vernon Davis Offering and quotes certain statements made by Vernon Davis. However, and as described further below under “Corrections and Clarifications,” the Article contains certain factual inaccuracies and inconsistencies with the information contained in the Registration Statements.

The Article was not prepared by or reviewed by the Company or any other offering participant prior to its publication. The publisher of the Article is not affiliated with the Company. The Company made no payment and gave no consideration to the publisher in connection with the publication of the Article or any other articles published by the publisher concerning the Company. With the exception of statements derived from the Company’s Registration Statements, the Article represents the authors’ opinions and the opinions of others, which are not endorsed or adopted by the Company or any other offering participant.

You should consider statements in the Article or contained herein only after carefully evaluating all of the information in the Company’s Registration Statements and the other documents incorporated by reference into the Registration Statements.

Corrections and Clarifications

For purposes of correction and clarification, the Company notes the following:

•                  The Article states that Vernon Davis is “making himself a stock,” and quotes Vernon Davis as stating, “I don’t feel pressure to perform as a stock.”  Holders of shares of the Company’s tracking stock have no direct investment in the associated athlete, brand or brand contract. Holders of shares of the Company’s Fantex Series Vernon Davis have no direct investment in Vernon Davis, his brand or the Brand Agreement, effective as of October 30, 2013, by and between Vernon Davis, The Duke Marketing LLC and the Company (the “Vernon Davis Brand Contract”). An investment in a tracking stock will represent an ownership interest in the Company.

Forward-Looking Statements

This free writing prospectus contains forward-looking statements. Forward-looking statements reflect the Company’s current views with respect to, among other things, future events and performance. These statements may discuss the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, expectations regarding the commencement or completion of the Offerings, future brand income under the Company’s brand contracts, results of operations, expectations for the use of the net proceeds from the Offerings, prospects, growth and strategies, plans, market opportunities and the trends that may affect the Company, EJ Manuel or Mohamed Sanu. The Company generally identifies forward-looking statements by words such as “promises,” “hope,” “intend,” “expect,” “projects,” “estimates,” “believe,” “may,” “will,” “would,” “should” or the negative version of these words or comparable words. Forward-looking statements are based on beliefs and assumptions made by management using currently available information. These statements are only predictions and are not guarantees of future performance, actions or events. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. The Company expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Company has filed registration statements (including preliminary prospectuses) with the SEC for each of the offerings to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectuses in the respective registration statements and other documents the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you these prospectuses if requested by calling toll-free 866-315-3482. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled.

Annex A

Text of the Article dated June 5, 2014

Vernon Davis likes additions to offense

By Bill Williamson, ESPN.com

In addition to talking about whether he showed so up for the San Francisco 49ers mandatory minicamp, star tight end Vernon Davis addressed some other topics:

On the 49ers’ upgrades on offense this offseason: “Getting guys like Stevie Johnson and Brandon Lloyd, that really helps. I look at Stevie Johnson as a Victor Cruz-type guy. I will take that anytime. I’d like to think that somebody will always be open.”

On loving the game: “I’m a football player. That’s what I do. I love to play, and that’s what I want to do.”

On his involvement with Fantex, making himself a stock: “It’s pretty cool. It’s pretty impressive on all aspects. It’s a game-changer for athletes. I don’t feel more pressure to perform as a stock, but it is a beautiful concept that motivates athletes to be their owners and CEOs of their own brand, and that never stops building.”

On Colin Kaepernick’s new contract: “It’s a pretty impressive deal. I’m elated for Colin. He has such a good story. He works so hard. It’s an honor to play with him.”

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